UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

October 2, 2012

Date of report (Date of earliest event reported)

Wireless Ronin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	001-33169	41-1967918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5929 Baker Road, Suite 475

Minnetonka, MN 55345

(Address of principal executive offices, including zip code)

(952) 564-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

(a) On October 2, 2012, Wireless Ronin Technologies, Inc. (the “Company”) received a letter from the Listing Qualifications Staff of The NASDAQ Stock Market (the “Staff”) notifying the Company that its common stock is subject to delisting from The NASDAQ Capital Market at the opening of business on October 11, 2012, unless the Company requests an appeal of this determination. The notice stated that the delisting is attributable to the Company’s failure to comply with the minimum bid price requirement for continued listing set forth in NASDAQ Listing Rule 5810(b). The Company intends to appeal this determination to a NASDAQ Hearings Panel and anticipates that such hearing will be scheduled within the next four to six weeks. Between now and the time of the hearing, the Company intends to monitor the closing bid price of its common stock and may, if appropriate, implement available options to regain compliance with the minimum bid price requirement under NASDAQ listing rules. However, there can be no assurance that the Company will be able to regain compliance with NASDAQ continued listing requirements. If the Company’s common stock were delisted, the delisting may have an adverse impact on the price of the Company’s shares, the volatility of the price of the Company’s shares, and/or the liquidity of an investment in the Company’s shares.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 5, 2012

WIRELESS RONIN TECHNOLOGIES, INC.

By:	/s/ Darin P. McAreavey
Name:	Darin P. McAreavey
Title:	Chief Financial Officer

2